EXHIBIT 99.1

SHAREHOLDER SPEECH

LINCOLN, NEBRASKA

MAY 29, 2003

Good morning and welcome.

I’m pleased to be having today’s annual meeting back in Lincoln.  As you may know, we have been rotating our meeting locations – in order to provide our shareholders with a convenient opportunity to attend and learn more about their company.

I'm am please to introduce our Board members, Ed Bersoff, Tom Thomsen, Win Wade and Massoud Safavi.  Mr. Rich LeFluer, from our public accounting firm Grant Thornton, is also present.

As I wrote in my letter to shareholders, 2002 was an encouraging year for our company.  I’m pleased to now report that we are projecting an even more encouraging year in 2003.

First, let’s look back at 2002.

For the year, both EFJohnson and Transcrypt International contributed to consolidated earnings of $1.4 million – or, $0.08 per share.

Consolidated revenues of $41 million trailed the prior year’s $44 million – as EFJohnson continued its phase down of low-margin OEM and commercial LMR businesses and as international sales were a disappointment.  Those declines off-set a 13% increase in sales to EFJohnson’s core public safety and public services market.  At Transcrypt International, 2002 sales increased from $5.8 to $7.0 million.

Despite the lower revenue, stronger gross margins (43% from 40%) and further reductions in general and administrative expense delivered $1.2 million in operating income – up from $0.2 million in 2001.

In short, our turnaround momentum continued.  Most importantly, we are generating enough cash to support current operations.  And with a $10 million revolving line of credit from Bank of America, we have the flexibility to adequately support higher volumes of contract sales and stepped-up product development.

So much for the year that was.

As already reported, our first quarter this year ended with a loss of $0.03 per share – after a $0.02 per share non-cash options expense adjustment.

We fell short of plan, essentially because homeland security funding delays impacted the anticipated revenues of EFJohnson.  With recent contracts from the Department of Agriculture and Palm Beach County, Florida, however, some of those orders have now arrived — and we expect a full return to plan for the year.

The basic point is that we are in a sales environment sensitive to the choppy timing of major funding releases — which will affect our results as reported quarter-to-quarter.  This is likely to prove less of an issue over time, as the pipeline of wireless communications requirements continues to fill at the federal, state and local levels.

Nevertheless, it is worth noting that the first quarter did generate positive cash flow.  More importantly, our guidance for 2003 remains unchanged — $45 to $47 million in consolidated revenues — and $0.13 to $0.16 in earnings per share, before any non-cash options expense adjustments.

We are projecting the main increase in 2003 sales to be derived from EFJohnson — which is now an approved vendor with the Departments of Justice, Treasury, Interior and Agriculture for Project 25 compliant equipment — the federal standard for wireless communications in support of homeland security.

To strengthen our competitive position and sales potential in the homeland security market, we will increase product development spending this year. Our main objectives are to up-grade the encryption capabilities of our 5100 and 5300 series digital radios — to complete development of the 2600 repeater radio — and to respond to recent FCC spectrum allocations in the 700 MHz band for state and local public safety applications. In addition, we will continue our product development in the P-25 trunking area with the objective of a launch in 2004.

Along with our in-house efforts, we are partnering with other firms through licensing and other agreements to reduce development costs and to accelerate a broadening of our Project 25 product and systems offerings.  As the homeland security market expands, it is essential that we quickly deploy capabilities that are responsive to opportunities as they unfold.

In parallel, our marketing efforts are targeting partnerships with large-scale systems integrators.  Homeland security is creating important new opportunities for major IT prime contractors — as federal agencies seek to make their land line and mobile communications systems interoperable.  We intend to make that an important new opportunity for us, as well – as a certified Project 25 equipment supplier.  We bring a distinct value to the large Intergrators.

Also worth noting is the development at Transcrypt International of its Tactical Interoperability Kit – which links radio systems using different frequencies and protocols to provide inter-agency communications in emergency response situations.  As a relatively low-priced product which more easily meet an urgent need, the kit offers high unit volume potential and related market visibility benefits for Transcrypt.

With our plans for 2003, the refocusing phase of the EFJ turnaround ends – and the expansion phase begins.  As I also wrote in my shareholder letter – our operating management is in place – our costs are under control – and our products are certified in their target markets.

The challenge now is to strengthen our competitive position and to expand our market reach as an important player in wireless communications for public safety and public services.

We’ve made some notable progress in meeting that challenge – but more progress must be made.  The competitive character of the market we serve demands that we remain alert to any opportunity – whether through joint venture, merger or acquisition – to accelerate the growth of our company’s resource base.

One thing is clear.  Our customers are seeking credible alternatives to the market’s dominant player.  They want alternative suppliers with the resource clout to compete broadly across a wide range of products and services.  Our strategic goal is to develop that clout and to become a leader among those alternative suppliers.

Beyond our operational objectives, we intend to pursue two important “housekeeping” objectives in 2003.

First, the appointment of additional outside directors to our board.  Our company can only benefit from a wider range of board experience and expertise.

Second, the re-listing of EFJ shares for major stock exchange trading.  We are carefully weighing our alternatives to accomplish that goal in 2003.

Our plans are ambitious — but doable.  They are also very fitting — as I believe you’ll agree — for a year that represents the 80th anniversary of EFJohnson and the 25th of Transcrypt International.

I would observe that last year, at the time of our annual meeting, EFJ shares traded at under $0.98 – today, they are trading at around a $1.80.

Finally, I would like to extend my appreciation to the many stakeholders of our Company – our shareholders, our customers, our employees, and our Board of Directors and management.  They have shown confidence committment, and patience through some very difficult times – for which I am truly grateful.